Exhibit 99.1

Fred’s, Inc. Appoints Joseph Anto Chief Financial Officer

Anto Brings Wealth of Financial, Transactional and Business Development Experience

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 1, 2018--Fred’s Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced the appointment of Joseph Anto as Executive Vice President and Chief Financial Officer, effective immediately. Mr. Anto succeeds Jason Jenne, who is leaving the Company. Mr. Jenne will remain in an advisory capacity until February 26, 2018, and will continue to work closely with Mr. Anto to ensure a smooth transition.

Mr. Anto brings more than 15 years of finance, M&A and business development experience to Fred’s. Previously, he served as Senior Vice President of Strategy and M&A at MediaNews Group, Inc. (d/b/a Digital First Media), one of the largest newspaper companies in the U.S., where he has served in various capacities since 2013. At MediaNews Group, Mr. Anto played an instrumental role in various initiatives focused on driving digital revenue and reducing expenses across the organization. He also helped lead MediaNews Group’s M&A and investing activities. Additionally, he brings to the role knowledge of and experience with Fred’s, as he has been working with Fred’s in a consulting capacity over the past seven months. As CFO, Mr. Anto will be responsible for leading Fred’s in its financial and risk management, information technology and real estate strategy.

“We are pleased to welcome Joe to the Fred’s team full time,” said Michael K. Bloom, Chief Executive Officer. “Joe’s experience and expertise is invaluable as we continue to implement our strategic initiatives to drive increased traffic and comp sales, reduce SG&A, generate free cash flow and optimize our balance sheet. Joe is a proven financial and business development executive, and brings a diverse set of skills and experience that will help position Fred’s for long-term success.”

“I am thrilled to join Fred’s at this important time in the Company’s transformation,” Mr. Anto commented. “I look forward to working with Mike and the rest of the senior leadership team as we develop and execute on the strategic priorities that will deliver long-term sustainable growth, cash flow and value creation.”

Mr. Bloom added, “On behalf of the Board of Directors and the entire Company, I thank Jason for his contributions to Fred’s as well as his continued support during this transition period. We wish Jason all the best in his future endeavors.”

About Joseph Anto

Since 2015, Mr. Anto served as Senior Vice President of Strategy and M&A at MediaNews Group, Inc. (d/b/a Digital First Media), one of the largest newspaper companies in the U.S. by circulation. From 2014-2015, he was Vice President of Business Development for MediaNews Group and also CEO at Jobs in the US, a subsidiary of MediaNews with regionally focused job board sites in New England. From 2013-2014 he was Managing Director at Digital First Ventures, the strategic investing division of MediaNews Group. In 2009 he co-founded RumbaTime, LLC, a fashion brand focused on timepieces and accessories and served as the Company's CEO until 2012. From 2006-2009 Mr. Anto was a Senior Analyst and Director of Investments at Harbinger Capital Partners, a multi-strategy investment firm, where he managed one of the largest merchant power investment portfolios in the sector, accounting for approximately 30% of the Fund's assets and completed M&A and debt financing transactions totaling over $4 billion in value. Prior to his time at Harbinger, Mr. Anto was an associate at ABS Capital Partners, a later-stage venture capital firm, and an analyst at First Union Securities in their technology investment banking group. He has previously served on the boards of private merchant power companies Kelson Energy Inc. and Kelson Canada, CIPS Marketing Group Inc. and was also previously on the board at Rumbatime. He has a BBA from Emory University and an MBA from Columbia University.

About Fred’s Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449